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                                                                    Exhibit 10.4

                   OPERATION AND MANAGEMENT SERVICES AGREEMENT

      This OPERATION AND MANAGEMENT SERVICES AGREEMENT (this "Agreement") dated as of March 24, 2000, is executed by Louisiana Generating LLC, a Delaware limited liability company ("Owner"), and NRG Operating Services, Inc., a Delaware corporation ("Supplier"; Owner and Supplier each, individually, a "Party" and, collectively, the "Parties").

                                    RECITALS

      WHEREAS, Owner is a party to a Fifth Amended and Restated Asset Purchase and Reorganization Agreement (the "Asset Sale Agreement"), dated September 21, 1999, with Ralph R. Mabey, as Chapter 11 Trustee of Cajun Electric Power Cooperative, Inc. ("Cajun") pursuant to which Owner is to acquire two electric generation facilities (commonly referred to as "Big Cajun I" and "Big Cajun II"), with a total generating capacity of approximately 1700 MWs, located in New Roads, Louisiana (the "Facilities")and certain other assets; and

      WHEREAS, Owner will operate and maintain the Facilities through the employment of some or all of the Cajun employees currently working at the Facilities; and

      WHEREAS, Owner wishes to engage Supplier to assist in Owner's operation and maintenance of the Facilities and to monitor compliance by Owner under the terms of that certain Joint Ownership Participation and Operating Agreement, dated November 14, 1980, between Cajun and Entergy Corporation related to Big Cajun II, Unit 3, as amended (the "Joint Ownership Agreement"); and

      WHEREAS, Supplier is willing to undertake such service in accordance with the terms and conditions of this Agreement.

      NOW THEREFORE, in consideration of the mutual covenants set out herein, the sufficiency of which is acknowledged by both Parties, the Parties hereto hereby agree as follows:


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                                 I. DEFINITIONS

      "Additional Agreement" means any contract, instrument of agreement, or any amendment, modification or supplement thereto, entered into or expressly assumed by Owner, which Owner has delivered to Supplier during the term hereof and which may affect the operation or maintenance of the Facilities or Supplier's ability to perform the Services or meet its other obligations set forth in this Agreement.

      "Affiliate" means, with reference to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. A Person is controlled by another Person if the second Person holds a sufficient number of securities in the first Person to elect a majority of the directors of the first Person.

      "Approvals and Permits" means all approvals, permits, licenses, certificates, inspections and authorizations required by any Governmental Authority, arising out of, incident to, or related to the operation and maintenance of the Facilities.

      "Asset Sale Agreement" has the meaning assigned thereto in the first recital hereto.

      "Closing Date" has the meaning ascribed thereto in Section 1.1 of the Asset Sale Agreement.

      "Facilities" has the meaning ascribed thereto in the first recital hereto.

      "Governmental Authority" means any federal, state, or local agency or any court having jurisdiction over any aspect of the Facilities.

      "Hazardous Materials" means any chemicals, materials, substances or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, byproducts, or any other materials or articles, which are listed as hazardous, toxic or dangerous under any federal or Louisiana environmental law, including petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.


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      "Indemnified Party" means the Owner Indemnitee with respect to Section
8.1, and the Supplier Indemnitee with respect to Section 8.2. as the case may be.

      "Indemnifying Party" means the Supplier with respect to Section 8.1, and the Owner, with respect to Section 8.2, as the case may be.

      "Lender" means any Person providing financing to the Facilities or any agent or trustee representing such Person.

      "Owner" has the meaning ascribed thereto in the introductory paragraph hereto.

      "Person" means any corporation, trust, partnership, cooperative, limited liability company, entity or natural person.

      "Services" means the services described in Exhibit A hereto.

      "Supplier" has the meaning ascribed thereto in the introductory paragraph hereto.

      "Supplier's O&M Manager" means the individual(s) designated by Supplier, and approved by Owner, responsible for managing Supplier's obligations under this Agreement.

                           II. ENGAGEMENT OF SUPPLIER

      2.1 Engagement. Subject to all of the terms and conditions of this Agreement, Owner hereby engages Supplier to provide the Services, and Supplier hereby accepts such engagement to perform the Services. Supplier shall provide all Services to Owner on an "as requested" basis in support of the day-to-day operation and maintenance of the Facilities. Owner shall use a letter, work order, purchase order or other official document to authorize the performance of Services by Supplier. Such document shall state, as a minimum, the scope of Services to be performed, schedule requirements, budget and a reference to this Agreement. Supplier shall acknowledge requested Services in writing.

      2.2 Independent Contractor. Nothing herein contained shall be deemed to create a partnership between Supplier (or its Affiliates) and Owner nor to


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constitute Supplier (or its Affiliates) a member in Owner. To the contrary,
Supplier (or its Affiliates) shall act as an independent contractor in the performance of its duties hereunder. In this regard, Supplier (or its Affiliates) shall be responsible for all employment related costs of its employees including, but not limited to, collection and remittance of all employment taxes and payment of all employee benefit costs.

      2.3 Employment of Personnel. Except as caused by Supplier's own actions, no employee of Owner located at the Facilities shall be deemed an employee of Supplier by virtue of such individual's presence at the Facilities. Personnel involved in the performance of the Services and who are employed by Supplier or its Affiliate(s) shall remain employees of Supplier or its Affiliate(s), as applicable, and shall not, for any purpose, be deemed employees of Owner or its Affiliate(s).

                                    III. TERM

      The term of this Agreement shall commence as of the Closing Date, and shall continue until terminated in writing by Owner or pursuant to Article IX hereof. Termination shall be effective seven (7) days after receipt of notice of termination by Supplier.

                              IV. SUPPLIER SERVICES

      4.1 Representations and Warranties. Supplier represents and warrants as follows:

            (a) Supplier has the capability, experience, and means necessary to perform the Services contemplated by this Agreement. Supplier shall perform the Services using its best skill and attention. Services will be performed using personnel, equipment, and material qualified and suitable to do the work requested.

            (b) Supplier shall provide properly trained and informed personnel. Supplier shall be solely responsible for the acts and omissions of its employees, subcontractors and agents and for any other person performing the Services under this Agreement at the direct or indirect request of Supplier.


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            (c) Supplier will perform the Services in a diligent and workmanlike manner in compliance with accepted professional practices. Supplier shall comply with all applicable federal, state, and local laws, rules, regulations, and ordinances and with Owner's standards and specifications. Supplier has in effect and will maintain in effect all permits, licenses, and other authorizations necessary for its performance of the Services.

            (d) Supplier will observe Owner's rules as the same are made known to Supplier, including without limitation those rules involving health, safety, the environment, and security, when working at or around any of the Facilities.

      4.2 Standard of Care. Supplier agrees to provide competent personnel to provide the Services (which personnel may be employees of Supplier and/or its Affiliates, including, without limitation, NRG Energy, Inc.). Supplier shall, and shall cause its Affiliates to, perform the Services with reasonable diligence and dispatch in a prudent, cost effective and efficient manner, in accordance with all applicable laws, Approvals and Permits, regulations, codes, industry standards and the Additional Agreements. Supplier shall not carry out any transaction or enter into any contract or agreement on behalf of Owner or itself with respect to any of the Services with any Affiliate of Supplier except on terms no less favorable to Owner than would be available in a bona fide arm's length transaction with a non-affiliated entity or person (it being hereby agreed that the hourly rates set forth on Exhibit B hereto for manhours expended by personnel of Supplier and its Affiliates are deemed to satisfy such standard). In addition, any such contract or agreement between Supplier and an Affiliate of Supplier under which the consideration payable by Supplier to its Affiliate exceeds $100,000 in any one year shall require the advance approval of Owner.

      4.3 Supplier's Representative. Within a reasonable time after the Closing Date, Supplier shall identify a Supplier's representative in a written notice to Owner who shall represent and have the authority to bind Supplier in all matters regarding this Agreement, except as specifically limited in writing by Supplier, delivered to Owner.


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                          V. RESPONSIBILITIES OF OWNER

      5.1 Responsibilities of Owner. Owner shall be responsible for all matters relating to the Facilities other than the Services (which responsibilities the Parties acknowledge Owner may delegate to another party pursuant to an agreement with such party). Without limiting the foregoing, Owner shall negotiate all Additional Agreements and Owner shall make all financial decisions regarding the Facilities.

      5.2 Owner's Representative. Within a reasonable time after the Closing Date, Owner shall identify an Owner's representative in a written notice to Supplier who shall represent and have the authority to bind Owner in all matters regarding this Agreement, except as specifically limited in writing by Owner, delivered to Supplier.

      5.3 Approvals and Permits. Owner shall be responsible for obtaining and maintaining all Approvals and Permits necessary for the Facilities to be legally authorized to operate other than any such Approvals and Permits required to be obtained by Supplier (or its Affiliates) to perform the Services.

      5.4 Copies of Additional Agreements. Owner shall give Supplier copies of all Additional Agreements and Permits and Approvals required for the performance of Supplier's responsibilities hereunder.

                                  VI. INSURANCE

      6.1 Insurance Requirements of Supplier. Supplier shall procure and maintain in full force and effect at all times during the period commencing no later than the date on which Supplier has employees at the Facilities and ending with the termination of this Agreement, insurance policies with limits and coverage provisions in no event less than the limits and coverage provisions set forth below and with insurance carriers authorized to do business in Louisiana and rated A-8 or better by A.M. Best or otherwise acceptable to Owner.

      6.1.1 General Liability Insurance: Liability insurance against claims for bodily injury and property damage. Such insurance shall provide coverage for products- completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage, personal injury insurance, independent contractors and the hostile fire exception to the pollution liability exclusion with a


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            $1,000,000 minimum limit per occurrence ($2,000,000 aggregate) for combined bodily injury and property damage; provided that the policy general aggregate, if any, shall apply separately to the Facilities. A maximum deductible or self-insured retention of $500,000 per occurrence shall be allowed.

      6.1.2 Automobile Liability Insurance: Automobile liability insurance against claims for personal injury (including bodily injury and death) or property damage arising out of the use of all owned, leased, not-owned and hired motor vehicles including loading and unloading with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions where applicable. A maximum deductible or self-insured retention of $500,000 per occurrence shall be allowed.

      6.1.3 Workers' Compensation Insurance: Workers' compensation insurance as required by applicable law. A maximum deductible or self-insured retention of $500,000 per occurrence shall be allowed.

      6.1.4 Employer's Liability Insurance: Employer's liability insurance for all employees of the Supplier with a $1,000,000 minimum limit per accident. A maximum deductible or self-insured retention of $500,000 shall be allowed.

      6.1.5 Umbrella Excess Liability Insurance: Umbrella excess liability insurance of not less than $5,000,000 per occurrence and in the aggregate. Such coverages shall be on a per occurrence policy form or the AEGIS, or equivalent, claims-first-made form and over and above coverage provided by the policies described in Sections 6.1.1,
            6.1.2 and 6.1.4 above, whose limits shall apply toward the $5,000,000 limits set forth in this section. The umbrella and/or excess policies shall not contain endorsements which restrict coverages as set forth in Section 6.1.1, 6.1.2 and 6.1.4 above, and which are provided in the underlying policies.

All policies of liability insurance to be maintained by Supplier (other than employer's liability insurance) shall be endorsed (a) to provide a severability of interests for cross liability clause: (b) to name Owner and its managers, officers, employees and agents as an additional insured; (c) to provide that the insurance shall be primary and not excess to or contributing with any insurance


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or self-insurance maintained by Owner, and (d) to waive subrogation against
Owner and Lenders.

      6.2 Owner Insurance Obligation. Owner shall maintain all insurances required to be maintained by it under any Additional Agreements or Lender financing arrangements. All such insurance shall (a) be endorsed to waive subrogation against Supplier, and (b) not require Supplier to pay any premium thereunder. Owner may satisfy this requirement by directing Supplier to obtain such insurance on its behalf pursuant to Item 4 on Exhibit A.

                   VII. FEES AND EXPENSES PAYABLE TO SUPPLIER

      7.1 Supplier Compensation. In consideration for the Services rendered and costs incurred by Supplier in performing the Services, Owner shall pay to
Supplier: (i) an amount equal to the number of manhours expended by the Supplier's O&M Manager and other appropriate personnel of Supplier and/or its Affiliates for activities under this Agreement (rounded to the nearest quarter of an hour) related to current operations of the Facilities multiplied by the hourly rates set forth on Exhibit B (which rates each shall escalate on the first day of each calendar year during the term hereof by an amount which is 3% of the rate applicable during the prior calendar year); (ii) all reasonable amounts expended by Supplier for third party consultants and other costs incurred in the performance of the Services, supported by adequate documentation of such expenditures; (iii) transportation, travel, hotel and living expenses, including the use of Supplier employees' personal cars at Supplier's current standard rates; (iv) all reasonable moving, relocation, travel and living expenses incurred in connection with the assignment of Supplier's personnel to a location other than Supplier's permanent offices and from such location at the conclusion of the assignment; (v) miscellaneous expenses, including but not limited to, telegrams, telex, facsimile, telephone services, postage and similar miscellaneous items incurred in connection with the Services, all at Supplier's current standard rates; (vi) any fees, costs, damages, or disbursements incurred in connection with any labor, patent, or commercial litigation or any third party claim, suit or cause of action, arising out of or in connection with the performance of the Services by Supplier (except disputes between Supplier and Owner), or claims, suits or causes of action pursued on behalf of Owner by Supplier; and (vii) any sales, use or similar taxes or fees imposed by any federal, state, or municipal law, regulation or agency.


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      7.2 Invoices. Supplier shall prepare and submit to Owner on a monthly basis invoices covering the costs and fees to which Supplier is entitled under this Article VII. Such invoices shall be accompanied by expense statements, vouchers, or other supporting information as Owner may reasonably require. Owner shall pay all undisputed amounts due Supplier no later than thirty (30) days after receipt of the invoice. Any payment not made within thirty (30) days after receipt of Supplier's invoice will bear interest from the date on which payment was due at the rate of one percent (1%) per month. To the extent that Owner disputes any charges included in an invoice submitted by Supplier, Owner shall be entitled to withhold such amounts pending the resolution of the dispute; provided that any amount due to Supplier after the resolution of such dispute shall include interest as provided above from the date such amount was originally due.

                              VIII. INDEMNIFICATION

      8.1 Indemnification Responsibilities of Supplier. Subject to the limitation on liability set forth in Section 8.5 below, Supplier shall indemnify and hold harmless Owner, its members, the Executive or Management Committee, and the Lenders (if any) and their respective agents, employees, directors, managers and officers (each individually and all collectively referred to in this Section
8.1 as "Owner Indemnitee") from and against any and all losses, claims, damages, expenses, and liabilities, joint or several, to which the Owner Indemnitee becomes subject under any federal or state law, or otherwise, relating to or arising out of the willful misconduct or gross negligence of Supplier or its Affiliates, or anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable (such claims, damages, losses, expenses and liabilities being each referred to in this Section 8.1 as a "Loss"). In the event that any Loss shall be caused in part by the negligence of an Owner Indemnitee (excluding liability without fault of an Owner Indemnitee), Supplier indemnity shall be limited by and in proportion to the comparative degrees of negligence of Supplier and such Owner Indemnitee.

      8.2 Indemnification Responsibilities of Owner. Subject to the limitation on liability set forth in Section 8.5 below, Owner shall indemnify and hold harmless Supplier and its Affiliates (if any) and their respective agents, employees, directors, managers and officers (each individually and all collectively referred to in this Section 8.2 as "Supplier Indemnitee") from and against any and all losses, claims, damages, and liabilities, joint and several, to which such Supplier Indemnitee may become subject under any applicable


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federal or state law, or otherwise, relating to or arising out of the engagement of Supplier pursuant to and the performance by Supplier or its Affiliates of the Services contemplated by this Agreement (such claims, damages, losses, expenses and liabilities being each referred to in this Section 8.2 as a "Loss"). In the event that any Loss shall be caused in part by the negligence of a Supplier Indemnitee (excluding liability without fault of a Supplier Indemnitee), Owner's indemnity shall be limited by and in proportion to the comparative degrees of negligence of Owner and such Supplier Indemnitee.

      8.3 Indemnification Term. The duty to indemnify under this Article VIII will continue in full force and effect notwithstanding the expiration or termination of this Agreement with respect to any claim or action based on facts or conditions which occur prior to such termination or expiration.

      8.4 Indemnification Procedures. If either Party (the "Indemnified Party") intends to seek indemnification under this Article VIII from the other Party (the "Indemnifying Party") with respect to any action or claim of a third party against the Indemnified Party, the Indemnified Party shall give the Indemnifying Party notice of such claim or action within thirty (30) days of the commencement of, or actual knowledge by the Indemnified Party of, such claim or action. Failure to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder so long as the Indemnifying Party is not materially harmed by the Indemnified Party's failure to give timely notice of the claim or action. The Indemnifying Party shall, at its sole cost and expense, defend any such claim or action; provided, however, that the Indemnified Party shall, at its own cost and expense, have the right to participate in the defense of or settlement of any such claim or action. The Indemnified Party shall not compromise or settle any such claim or action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

      8.5 Limitation of Indemnification Obligation. Notwithstanding anything contained herein, neither Party hereto nor its members, Affiliates, directors, officers, shareholders, employees, agents, representatives and Lenders will be liable to the other for any special, indirect or consequential damage of such other Party arising out of or in any way related to performance or non-performance of any obligation hereunder. Supplier's cumulative liability under this Agreement shall be limited to the amount of compensation paid to Supplier hereunder, plus any costs or expenses for which Supplier has been reimbursed by Owner pursuant to the terms hereof.


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                         IX. EVENTS OF DEFAULT; REMEDIES

      9.1 Owner Default. Each of the following events shall constitute a default by Owner hereunder (an "Owner Default") except to the extent excused by the fault, action or inaction of Supplier:

      9.1.1 The failure by Owner to fulfill any of its material obligations hereunder following receipt of written notice thereof from Supplier, unless Owner shall have cured the same within thirty (30) days from the date of receipt of such notice, or within such longer period as may be reasonably required to cure such failure given the nature thereof, provided that the failure is curable, that Owner proceeds and continues with diligence to correct such failure, and that such longer period shall not exceed ninety (90) days from the receipt of such notice.

      9.1.2 The failure of Owner to make any undisputed payment due Supplier herein within thirty (30) days of the date such payment is due.

Upon the occurrence of an Owner Default, Supplier, in addition to any remedies at law or in equity, may terminate this Agreement by providing written notice to Owner. Termination shall be effective seven (7) days after receipt of notice by Owner.

      9.2 Supplier Default. Each of the following events shall constitute default by Supplier hereunder (a "Supplier Default") except to the extent excused by the fault, action or inaction of Owner:

      9.2.1 The failure by Supplier to fulfill any of its material obligations hereunder following receipt of written notice thereof from Owner, unless Supplier shall have cured the same within thirty (30) days from the date of receipt of such notice, or within such longer period as may be reasonably required to cure such failure given the nature thereof, provided that the failure is curable, that Supplier proceeds and continues with diligence to correct such failure, and that such longer period shall not exceed ninety (90) days from the receipt of such notice


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      9.2.2 The failure of Supplier to make any undisputed payment due Owner hereunder within thirty (30) days of the date such payment is due.

Upon the occurrence of a Supplier Default, Owner, in addition to any other remedies at law or in equity, may terminate this Agreement by providing written notice to Supplier. Termination shall be effective seven (7) days after receipt of notice by Supplier.

      9.3 Remedies. In the case of an Owner Default or Supplier Default, in addition to the right to terminate this Agreement as described above, the non-defaulting Party shall have the right to seek any and all remedies available hereunder, at law or in equity. Such remedies shall include the payment of damages (other than special, punitive, indirect, or consequential damages) by the defaulting Party. All rights and remedies of the Parties shall be cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

                                   X. NOTICES

      10.1 General Requirements. All notices and other communications required or permitted by this Agreement sent by mail shall become effective when delivered (including by messenger or courier) or when received by facsimile, telex, telegram or such other method of telecommunication as is capable of creating a writing.

      10.2 Addresses of the Parties. All notices and other communications shall be forwarded to the Parties at the following addresses, or facsimile numbers, or at such substitute addresses or substitute facsimile numbers as a Party may designate by written notice to the other Party in the manner specified herein:

      If to Owner: Louisiana Generating LLC
                   1221 Nicollet Mall
                   Suite 700
                   Minneapolis, MN 55403
                   Facsimile: 612-373-5392
                   Attention: Alan Williams


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      If to Supplier:    NRG Operating Services, Inc.
                         1221 Nicollet Mall, Suite 700
                         Minneapolis, MN  55403
                         Facsimile: 612-373-5346
                         Attention: President

                         With a copy to:

                         NRG Energy Inc.
                         1221 Nicollet Mall,
                         Suite 700
                         Minneapolis, MN  55403
                         Facsimile: 612-373-5392
                         Attention: Vice President & General Counsel


                               XI. APPLICABLE LAW

This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to the conflict of law rules thereof (other than Section 5-1401 of the New York General Obligations Law).


                               XII. SEVERABILITY

In the event that any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, Supplier and Owner shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement, and the validity and enforceability of the remaining provisions shall not be affected thereby.


                          XIII. AMENDMENTS AND WAIVERS

This Agreement may not be amended or otherwise changed orally, and any waiver, amendment, modification or supplement hereof must be in writing and executed by both Parties.




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                             XIV. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes the terms and conditions of any previous agreements or understandings.

                             XV. EFFECTIVE WAIVERS

Either Party's waiver of any breach or failure to enforce any of the terms, covenants, conditions or other provisions of this Agreement at any time shall not, in any way, affect, limit, modify or waive that Party's right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision, notwithstanding any course of dealing, course of performance, or custom of trade.

               XVI. ASSIGNMENT; SUCCESSORS AND PERMITTED ASSIGNS

Except as hereinafter provided to the contrary, this Agreement shall not be assignable by either Party hereto without the express written consent of the other, which consent shall not be unreasonable withheld. Supplier hereby consents that Owner may assign its rights under this Agreement as security for the obligations of Owner to its Lenders (if any) and this Agreement shall continue in full force and effect in favor of the Lenders (if any), or their appointee or designee, as the successor to Owner. Liability of any Party hereunder shall survive an assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

                        XVII. EXECUTION IN COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same Agreement.




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
                           XVIII. DISPUTE RESOLUTION

Owner and Supplier agree to negotiate in good faith in an effort to resolve any dispute related to this Agreement that may arise between the parties. If the dispute cannot be resolved promptly by negotiation at a senior management level, then either party may give the other party written notice that the dispute should be submitted to mediation. Promptly thereafter, a mutually acceptable mediator shall be chosen by the parties, who shall share the cost of mediation services equally. If the dispute has not been resolved by mediation within ninety (90) days after the date of written notice requesting mediation, then either party may initiate litigation and pursue any and all remedies at law or at equity that such party is entitled to.


                     XIX. RENEGOTIATION OF COMMERCIAL TERMS

The parties acknowledge that the commercial terms of this Agreement reflect the Affiliate relationship that exists between Owner and Supplier. In the event that any portion of Owner, its parent, NRG South Central Generating LLC ("NRG South Central"), or NRG South Central's members (NRG Central U.S. LLC or South Central Generation Holding LLC) is sold, transferred or conveyed to a non-Affiliate, Owner and Supplier agree to renegotiate the commercial terms of this Agreement to reflect an arms-length commercial arrangement.



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
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date and year first set forth above.

LOUISIANA GENERATING LLC

By: /s/ Craig A. Mataczynski
    ------------------------
    Craig A. Mataczynski
    Vice President

NRG OPERATING SERVICES, INC.

By: /s/  Craig A. Mataczynski
    ------------------------
    Craig A. Mataczynski
    President

                                   EXHIBIT A

                            DESCRIPTION OF SERVICES

The Services supplied by Supplier under this Agreement shall include, but not be limited to, the following:

1. Performing O&M budget tracking, analysis and recommendations, and effecting any approved adjustments.

2.   Administering the Additional Agreements.

3. Providing annual, quarterly, and monthly budget analysis with recommendations for improvements.

4. If and as directed by Owner, providing property and excess liability insurance for Owner, in the amounts and in the manner directed by Owner.

5. Measuring training program performance for Owner operations and maintenance personnel in an economical fashion.

6. Reviewing safety rules, including industrial hygiene practices for the Facilities, to ensure they are consistent with all applicable laws, Approvals and Permits, and prudent engineering and operating practices.

7. Reviewing operating practices and rules to ensure compliance with all applicable environmental laws and permits.

8. Ensuring that key component technical risk assessment is performed and making recommendations to Owner concerning the operational reliability, availability and maintainability of the Facilities after completion of said assessment.

9. Reviewing and making recommendations to Owner regarding the supply and stock of strategic spare parts.

10.  Providing technical support as requested.

11.  Providing special support services as requested.

12. Ensuring Owner compliance with prudent independent power industry practice standards.

13.  Monitoring compliance by Owner with the terms and conditions of the Joint
Ownership Agreement.

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                                   EXHIBIT B

                           HOURLY RATES FOR SERVICES


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                                        LB
--------------------------------------------------------------------
                                        Loaded
                                        Rate
--------------------------------------------------------------------
Senior Manager                          86.00
--------------------------------------------------------------------
Manager                                 77.00
--------------------------------------------------------------------
Supervisor                              52.00
--------------------------------------------------------------------
Lawyer                                  100.00
--------------------------------------------------------------------
Senior Engineer                         69.00
--------------------------------------------------------------------
Engineer                                58.00
--------------------------------------------------------------------
Specialist                              46.00
--------------------------------------------------------------------
Designer                                46.00
--------------------------------------------------------------------
Draftsman                               46.00
--------------------------------------------------------------------
Sr. Plant Technician                    46.00
--------------------------------------------------------------------
Senior Secretary                        35.00
--------------------------------------------------------------------
Secretary                               35.00
--------------------------------------------------------------------
Clerical                                35.00
--------------------------------------------------------------------

--------------------------------------------------------------------


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